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                                      AGREEMENT

          Theodore Tannebaum ("Tannebaum") hereby sells 3,701,677 shares of common stock, par value $.001 per share ("Common Stock"), of M T Financial Group, Inc., a Nevada corporation (the "Company"), to Harley J. Tannebaum ("Harley") at a price of $.0463055 per share for an aggregate of $171,408. Harley agrees to pay for the same on April 15, 2002 or thereafter on demand, with interest on the unpaid principal at 10% compounded annually from the date hereof.

          Harley understands that the Common Stock has not been and will not in the foreseeable future be registered under the Securities Act or applicable state securities laws and is being offered and sold to Harley in reliance upon federal and state exemptions for transactions not involving any public offering. Harley is acquiring the Common Stock for his own account for investment purposes and not with the view to the resale or distribution thereof except in compliance with applicable securities laws. Harley has received information concerning the Company and is able to evaluate the merits and risks in holding the Common Stock either on his own behalf or based on advice from his advisors, and is able to bear the economic risk and lack of liquidity inherent in holding the Common Stock.

          The Common Stock will be registered in the name of Harley J. Tannebaum at 680 N. Lakeshore Drive, Apartment 1424, Chicago, IL 60611 but will be held by Tannebaum, along with stock powers signed by Harley in blank with signature guarantee, as collateral for Harley's payment of the purchase price and Harley hereby grants to Tannebaum a security interest in such Common Stock to secure full payment of the purchase price. Further, until all of the purchase price for the Common Stock being purchased hereunder is fully paid, Harley hereby grants Tannebaum a proxy to vote all of said Common Stock on any matter calling for a shareholder vote or providing for a shareholder consent. Harley acknowledges that this proxy is coupled with an interest and will survive the death or disability of Harley.

          Tannebaum represents and warrants to Harley that he has good and marketable title to the Common Stock, free and clear of any liens or encumbrances except securities law restrictions, which restrictions shall apply to the Common Stock. Accordingly, the certificate in Harley's name representing the Common Stock shall carry the following legend on the reverse side:

          No sale, offer to sell or transfer of the shares represented by this certificate shall be made unless a registration statement under the Federal Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements of such Act is then in fact applicable to such shares.

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          Further, in the event the Company's contemplated Plan and Agreement of
Recapitalization and Merger is to be consummated, Harley agrees prior to the consummation to (1) contribute to the Company's treasury 3,101,677 shares of the Common Stock, retaining only 600,000 of Common Stock, for which he will nevertheless be obligated to pay Tannebaum the full $171,408 ($0.28568 per share) and (2) join into the Voting Agreement (a copy of which is attached) regarding the 600,000 shares of Common Stock and agrees to vote such 600,000 shares of Common Stock in accordance with the vote or consent of the other Chicago Stockholders (as defined in the Voting Agreement), which Voting
Agreement with respect to the 600,000 shares of Common Stock shall be effective so long as Harley has a beneficial interest in said 600,000 shares of Common Stock.

          This Agreement is made as of April 15, 1997.


                              /s/  Harley J. Tannebaum
                              -----------------------------------
                              Harley J. Tannebaum

                              /s/ Theodore Tannebaum
                              ------------------------------------
                              Theodore Tannebaum






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